Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-255446

XCEL ENERGY INC.

(a Minnesota corporation)

$800,000,000 5.50% SENIOR NOTES, SERIES DUE MARCH 15, 2034

Issuer:	Xcel Energy Inc. (a Minnesota corporation)

Issue Format:	SEC Registered

Expected Ratings*:	Baa1/BBB+/BBB+ (Stable/Stable/Stable) (Moody’s/S&P/Fitch)

Security Type:	Senior Notes

Pricing Date:	February 26, 2024

Settlement Date:	February 29, 2024 (T+3)

Principal Amount:	$800,000,000

Maturity Date:	March 15, 2034

Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning on September 15, 2024

Reference Benchmark Treasury:	4.000% due February 15, 2034

Benchmark Treasury Price:	97-20

Benchmark Treasury Yield:	4.295%

Spread to Benchmark Treasury:	+125 bps

Yield to Maturity:	5.545%

Coupon:	5.50%

Price to the Public:	99.653% of the principal amount

Net Proceeds to Issuer:	$792,024,000 (after deducting the underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to September 15, 2033 (the par call date), T+20 bps (calculated to the par call date)

Par Call:	On or after September 15, 2033, at par

CUSIP/ISIN:	98389B BB5 / US98389BBB53

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Citigroup Global Markets Inc. PNC Capital Markets LLC Wells Fargo Securities, LLC BNP Paribas Securities Corp.

Co-Managers:	Independence Point Securities LLC Penserra Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, PNC Capital Markets LLC toll-free at 1-855-881-0697 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.